EX-99.d.2

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

April 24, 2017

Delaware Group Limited-Term Government Funds

2005 Market Street

Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (formerly, Delaware Management Business Trust) (the “Manager”), agrees that in order to improve the performance of Delaware Limited-Term Diversified Income Fund (the “Fund”), a series of Delaware Group Limited-Term Government Funds, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total annual Fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the indicated periods. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

Class A, Class C
Class R, and
Institutional Class	Class R6
Expense Cap	Expense Cap
May 1, 2017 -	May 1, 2017 -
May 1, 2018	May 1, 2018
0.59%	0.52%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

(formerly, Delaware Management Business Trust)

By:       /s/ Richard Salus

Name:     Richard Salus

Title:       Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:       /s/ Shawn K. Lytle

Name:       Shawn K. Lytle

Title:         President & Chief Executive Officer

Date:        April 24, 2017